Exhibit 10.2
American International Group, Inc.
Stock Salary Award Agreement
          AIG is awarding you a regular, periodic grant of restricted stock units (“RSUs”) at the initial rate set forth on Schedule A (your “Annual Stock Salary”). This Award Agreement sets forth the terms and conditions of your Annual Stock Salary.
     1. Defined Terms. Capitalized terms used but not defined in this Award Agreement have the meanings given in the Glossary of Terms.
     2. Periodic Grant of RSUs.
          (a) Beginning on the date of this Award Agreement, your Annual Stock Salary will accrue and be earned equally over the course of the year, subject to your continued Employment. Your Annual Stock Salary may be changed from time to time by the Committee, including to increase, decrease or terminate your Annual Stock Salary. Your Annual Stock Salary will be given retroactive effect to January 1, 2009.
          (b) On each Grant Date you will be issued RSUs equal to (1) the amount of your Annual Stock Salary earned over the relevant payroll period, net of any applicable tax withholdings and deductions (e.g., FICA and FUTA) pursuant to Paragraph 6(a), divided by (2) the Fair Market Value of one share of Common Stock on the Grant Date, rounded down to the nearest whole share.
          (c) For any Grant Date that would have occurred during the period beginning on January 1, 2009 and the date of this Award Agreement, you are being issued RSUs on the date of this Award Agreement determined on the basis of the Fair Market Value of one share of Common Stock on the date of this Award Agreement.
     3. Vesting and Settlement.
          (a) Each RSU constitutes an unfunded and unsecured promise to pay the Fair Market Value of one share of Common Stock on the applicable Redemption Date. RSU’s will be payable solely in cash and, as a holder of RSUs, you will have only the rights of a general unsecured creditor and no rights as a shareholder of AIG.
          (b) RSUs granted pursuant to the Award shall be immediately vested on the applicable Grant Date.
          (c) Following the Redemption Date of any RSU, AIG shall pay you the Fair Market Value of the share of Common Stock, net of any applicable tax withholding and deductions pursuant to Paragraph 6(a). In addition, except to the extent reflected in any adjustment pursuant to Paragraph 10, AIG will pay you the Fair Market Value on the Redemption Date of any dividend or distribution in respect of the underlying share of Common Stock with a record date that occurred on or after the close of business on the Grant Date and before the Redemption Date, net of any applicable tax withholding and deductions pursuant to Paragraph 6(a). Payments of amounts owed under this Section 3(c) will be made on the next immediately following payroll date that is at least one week after the applicable Redemption Date.
     4. Termination. Your rights in respect of future grants under this Award shall immediately terminate if at any time your Employment with the Company terminates for any reason, except that you shall be entitled to receive a final grant of RSUs determined in accordance with Paragraph 2 for any portion of your Annual Stock Salary that you had accrued through the date of your termination of Employment but had not yet been granted.
     5. Nonassignability; No Hedging; Successor Entity.
          (a) Neither this Award nor any rights and obligations under this Award Agreement may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of this Section 5 will be null and void and any RSU that is hedged in any manner will immediately be forfeited. All of the terms and conditions of this Award Agreement will be binding upon any permitted successors and assigns.
          (b) Unless otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of AIG with or into any other entity (“Successor Entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of AIG, or all or substantially all of the assets of AIG, this Award may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.
     6. Withholding.
          (a) The Company will satisfy applicable tax withholdings and make applicable deductions in respect of Annual Stock Salary earned by you over a payroll period and issue RSUs pursuant to Paragraph 2(b) in respect of the remainder. On each Redemption Date, AIG will satisfy any additional tax withholdings and make applicable deductions in respect of the amount to be paid to you and make payment to you pursuant to Section 3(c) in respect of the remainder.
          (b) In all cases, you shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that may be incurred in connection with the Award and/or settlement of the RSUs.

     7. No Rights to Continued Employment. Nothing in this Award Agreement shall be construed as giving you any right to continued Employment by the Company or affect any right that the Company may have to terminate or alter the terms and conditions of your Employment.
     8. No Increase in Severance. Neither your Annual Stock Salary nor amounts you receive pursuant to this Award Agreement will increase the amounts payable to you pursuant to AIG’s severance plans and arrangements.
     9. Offset. AIG has the right to offset against its obligation to pay cash under this Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any awards, or amounts repayable to AIG pursuant to tax equalization, housing, automobile or other employee programs) that you then owe to AIG and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.
     10. Adjustment. The Committee shall adjust equitably the terms of this Award to preserve the benefits or potential benefits intended to be made available to you for any increase or decrease in the number of issued shares of Common Stock resulting from a recapitalization, spin-off, split-off, stock split, stock dividend, combination or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG. Notwithstanding the foregoing, the Committee may, in its sole discretion, decline to adjust the terms of this Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to you or to AIG.
     11. Arbitration; Choice of Forum.
          (a) Any dispute, controversy or claim between the Company and you, arising out of or relating to or concerning this Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by you must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This paragraph is subject to the provisions of Paragraphs 11(b) and (c) below.
          (b) THE COMPANY AND YOU HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AWARD AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO PARAGRAPH 11(a) OF THIS AWARD AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Company and you acknowledge that the forum designated by this Paragraph 11(b) has a reasonable relation to this Award Agreement, and to your relationship with the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action, suit or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 11.
          (c) The agreement by you and the Company as to forum is independent of the law that may be applied in the action, suit or proceeding, and you and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. You and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Paragraph 11(b). You and the Company undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Award Agreement in any forum other than a forum described in this Paragraph 11. You and (subject to the last sentence of Paragraph 11(b)) the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and the Company.
          (d) You irrevocably appoint the Secretary of AIG as your agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Award Agreement which is not arbitrated pursuant to the provisions of Paragraph 11(a), who shall promptly advise you of any such service of process.
          (e) You hereby agree to keep confidential the existence of, and any information concerning, this Award Agreement and any dispute, controversy or claim relating to this Award Agreement, except that you may disclose information concerning such dispute or claim to the arbitrator or court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
          (f) You recognize and agree that prior to the grant of this Award you have no right to any benefits hereunder. Accordingly, in consideration of the receipt of this Award, you expressly waive any right to contest the amount of this Award, terms of this Award Agreement, any interpretation, determination, action or omission hereunder by the Committee, or any amendment to this Award Agreement and you expressly waive any claim related in any way to the Award including any claim based on any promissory estoppel or other theory in connection with this Award and your Employment with the Company.
     12. Section 409A.
          (a) RSUs awarded under this Award Agreement are intended to be “deferred compensation” subject to Section 409A, and this Award Agreement is intended to, and shall be interpreted, administered and construed to, comply with Section 409A with respect to the RSUs. The Committee shall have full authority to give effect to the intent of this Paragraph 12(a).
          (b) Each payment under the RSUs shall be treated as a separate payment for purposes of Section 409A.

     13. Amendment; Committee Discretion. The Committee may at any time amend the terms and conditions set forth in this Award Agreement; provided that, notwithstanding the foregoing, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement with respect to amounts that you have already earned and accrued without your prior written consent (or the consent of your estate, if such consent is obtained after your death). Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee. Subject to the other provisions of this Paragraph 13, the Committee shall have full discretion with respect to the interpretation of this Award Agreement and any actions to be taken or determinations to be made in connection with this Award Agreement, and its interpretations, actions and determinations shall be final, binding and conclusive.
     14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
     15. TARP Restrictions. Payment under this Award Agreement is subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between AIG and the U.S. government, as the same are in effect from time to time. You may receive compensation under this Award Agreement only to the extent that it is consistent with those regulations and requirements. Without limiting the generality of the foregoing, this Award Agreement is intended constitute stock salary that complies with the Determination Letter and shall be interpreted in all respects to so comply.
          In Witness Whereof, the Company has caused this Award Agreement to be duly executed and delivered as of                     , 20     .

American International Group, Inc.

By:

By:

[Applicable to Top 25]
Schedule A
Recipient:

Annual Stock Salary	$• per year
Redemption Dates:

Tranche	Amount of Tranche	Redemption Date
1	One-third of total	Second anniversary of Grant Date
2	One-third of total	Third anniversary of Grant Date
3	One-third of total	Fourth anniversary of Grant Date
In accordance with the Determination Letter and to the extent permitted by IRS Notice 2009-92, each Redemption Date shall be accelerated by one year if AIG’s federal obligations are repaid.

[Applicable to Top 100]
Schedule A
Recipient:

Total Annual Stock Salary:	$• per year
Redemption Dates:

Tranche	Amount of Tranche	Redemption Date
1		First anniversary of Grant Date
2		Third anniversary of Grant Date

Glossary of Terms
The following terms shall have the meanings set forth below.
          “AIG” or the “Company” means American International Group, Inc.
          “Award” means the award of Annual Stock Salary pursuant to this Award Agreement.
          “Award Agreement” means the award agreement to which this Glossary of Terms is attached, as it may be amended, supplemented or replaced from time to time.
          “Committee” means the Compensation and Management Resources Committee of the Board of Directors of AIG, including any substitute or successor committee .
          “Common Stock” means the common stock of AIG, par value $2.50 per share, and any other securities or property issued in exchange therefor or in lieu thereof.
          “Determination Letter” means the [December 11, 2009 Determination Letter issued with respect to AIG under 31 C.F.R. § 30.16(a)(3)(ii)] [October 22, 2009 Determination Letter issued with respect to AIG under 31 C.F.R. § 30.16(a)(3)].
          “Employment” means your performance of services for AIG, as an employee of AIG, as determined by the Committee.
          “Fair Market Value” means, with respect to a share of Common Stock on any day, the closing price of a share of Common Stock on the New York Stock Exchange on that day (or, if the New York Stock Exchange is closed on that day, on the next following day on which the Common Stock is traded on that Exchange). If the Common Stock ceases to be listed or traded in the regular way on the New York Stock Exchange, the Fair Market Value Stock shall be determined by a methodology approved by the Committee.
          “Grant Date” means each date that your base salary with the Company is payable in accordance with the Company’s payroll practices then in effect.
          “Redemption Date” means each redemption date set forth in Schedule A.